Exhibit 1

Harry Winston Diamond Corporation’s Fiscal 2008 Fourth Quarter and Year-End Results to be released Monday, April 7, 2008

Toronto, Ontario, Canada, - April 4, 2008 - Harry Winston Diamond Corporation (TSX: HW; NYSE:HWD) will release its Fiscal 2008 Fourth Quarter and Year-End results for the period ended January 31, 2008, after market hours on Monday, April 7, 2008.

Beginning at 11:00AM (EST), on Tuesday, April 8, the company will host a conference call for analysts, investors and other interested parties. Listeners may access a live broadcast of the conference call on the company's investor relations website at http://investor.harrywinston.com or by dialing 866-825-1692 within North America or 617-213-8059 from international locations and entering passcode 33581211.

An online archive of the broadcast will be available by accessing the company's investor relations website at http://investor.harrywinston.com. A telephone replay of the call will be available one hour after the call through 11:00 PM (EST), Tuesday, April 15, 2008, by dialing 888-286-8010 within North America or 617-801-6888 from international locations and entering passcode 79965342.

About Harry Winston Diamond Corporation

Harry Winston Diamond Corporation (TSX: HW; NYSE: HWD) is a specialist diamond enterprise with assets in the mining and retail segments of the diamond industry. The company supplies rough diamonds to the global market from its 40% interest in the Diavik Diamond Mine, located in Canada's Northwest Territories. The company's retail division, Harry Winston Inc., is a premier jewelry and timepiece retailer with salons in key locations including New York, Paris, London, Beijing, Tokyo and Beverly Hills. For more information, please visit www.harrywinston.com or for investor information, visit investor.harrywinston.com

For further information, please contact:

Kelley Stamm, Manager, Investor Relations – (416) 362-2237 ext 223 or kstamm@harrywinston.com